Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 23, 2018, with respect to the consolidated financial statements included in the Annual Report of Alpha and Omega Semiconductor Ltd. on Form 10-K for the year ended June 30, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Alpha and Omega Semiconductor Ltd. on Forms S-8 (File Nos. 333-207987, 333-190935, 333-186480, 333-180126, 333-172173, and 333-166403); Form S-3 and Form S-3/A (File No. 333-214666).

/s/ GRANT THORNTON LLP
San Francisco, California
September 2, 2020